EXHIBIT 23.9

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Registration Statement on Form S-4 of Plains Exploration & Production Company to our firm and to the use of our reserve reports setting forth the interests of Stone Energy Corporation and its subsidiaries (collectively the “Company”) relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for the periods included therein. We further consent to references to our firm under the “Experts”.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ Kenneth J. Mueller
Kenneth J. Mueller, P.E. Vice President

Fort Worth, Texas

May 18, 2006